Exhibit 16.2

Letterhead

Daszkal Bolton LLP

March 21, 2002

Securities and Exchange Commission
450 Fifth Street NW
Washington, DC 20549

RE: Geyser Group, Ltd.

We have read the statements that we understand Geyser Group Ltd will include under Item 4 of the Form 8-k report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Sincerely,

/s/Patrick D. Hein
Patrick D. Heyn, CPA
Principal